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                                                                   EXHIBIT 4.36

                      AGREEMENT AND PLAN OF REORGANIZATION

                                     AMONG

                           OUTBACK STEAKHOUSE, INC.,

                      OUTBACK STEAKHOUSE OF FLORIDA, INC.,

                         MCMAHON RESTAURANT GROUP, INC.

                                      AND

                               MATTHEW J. MCMAHON



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                               TABLE OF CONTENTS
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         ARTICLE 1 - PLAN OF ACQUISITION....................................................................2
         1.1      The Merger................................................................................2
         1.2      Adjustments...............................................................................2
         1.3      Closing...................................................................................2
         1.4      Execution and Delivery of Closing Documents...............................................3
         1.5      Execution and Filing of Merger Documents..................................................3
         1.6      Effectiveness of Merger...................................................................3
         1.7      Further Assurances........................................................................3
         1.8      Certificates..............................................................................3
         1.9      Closing of Transfer Books.................................................................4
         1.10     Fractional Shares.........................................................................4
         1.11     Accounting Treatment......................................................................4

         ARTICLE 2 - REPRESENTATIONS AND WARRANTIES OF MCMAHON RESTAURANT GROUP, INC. AND MCMAHON...........4
         2.1      Organization and Good Standing............................................................4
         2.2      Power and Authority.......................................................................4
         2.3      Foreign Corporation.......................................................................4
         2.4      Authority and Validity....................................................................4
         2.5      Binding Effect............................................................................5
         2.6      Compliance with Other Instruments.........................................................5
         2.7      Capitalization of McMAHON RESTAURANT GROUP, INC...........................................5
         2.8      Absence of Certain Changes................................................................6
         2.9      Tax Liabilities...........................................................................7
         2.10     No Undisclosed Liabilities................................................................7
         2.11     Title to Properties.......................................................................7
         2.12     Contracts.................................................................................8
         2.13     Litigation and Government Claims..........................................................8
         2.14     No Violation of Any Instrument............................................................8
         2.15     Necessary Approvals and Consents..........................................................8
         2.16     Compliance With Laws......................................................................9
         2.17     Accuracy of Information Furnished.........................................................9

         ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF McMAHON..............................................9
         3.1      Authority and Validity....................................................................9
         3.2      Binding Effect............................................................................9
         3.3      Ownership.................................................................................10
         3.4      Voting....................................................................................10
         3.5      Residency.................................................................................10
         3.6      Compliance with Other Instruments.........................................................10

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TABLE OF CONTENTS (CONTINUED)
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         ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF OSI AND OUTBACK......................................10
         4.1      Organization and Good Standing............................................................10
         4.2      Foreign Qualification.....................................................................10
         4.3      Power and Authority.......................................................................10
         4.4      Authority and Validity....................................................................10
         4.5      Binding Effect............................................................................11
         4.6      Compliance with Other Instruments.........................................................11
         4.7      Capitalization of OSI.....................................................................11
         4.8      SEC Reports...............................................................................11
         4.9      Litigation and Government Claims..........................................................12
         4.10     Necessary Approvals and Consents..........................................................12
         4.11     Absence of Certain Changes or Events......................................................12

         ARTICLE 5 - JOINT COVENANTS OF MCMAHON RESTAURANT GROUP, INC., MCMAHON, OSI AND OUTBACK............12
         5.1      Notice of any Material Change.............................................................12
         5.2      Cooperation...............................................................................13
         5.3      Post-Closing Adjustment...................................................................13
         5.4      Distribution and Allocations..............................................................14
         5.5      Additional Agreements.....................................................................14

         ARTICLE 6 - COVENANTS OF MCMAHON RESTAURANT GROUP, INC. AND MCMAHON................................14
         6.1      Securities Law Compliance.................................................................14
         6.2      Payment of Liabilities....................................................................16
         6.3      Pooling...................................................................................16

         ARTICLE 7 - COVENANTS OF OSI AND OUTBACK...........................................................16
         7.1      Employment Agreements.....................................................................16
         7.2      Assumed Liabilities.......................................................................17

         ARTICLE 8 - JOINT CONDITIONS PRECEDENT TO CLOSING OBLIGATIONS......................................17
         8.1      Consents to Transaction...................................................................17
         8.2      Absence of Litigation.....................................................................17
         8.3      Dissenter's Rights........................................................................17

         ARTICLE 9 - CONDITIONS PRECEDENT TO OBLIGATIONS OF MCMAHON RESTAURANT GROUP, INC...................17
         9.1      Compliance................................................................................18
         9.2      Representations and Warranties............................................................18
         9.3      Material Adverse Changes..................................................................18

         ARTICLE 10 - CONDITIONS PRECEDENT TO OBLIGATIONS OF OSI AND
                  OUTBACK...................................................................................18
         10.1     Compliance................................................................................18
         10.2     Representations and Warranties............................................................18
         10.3     Current Financial Status..................................................................18
         10.4     Material Adverse Changes..................................................................18

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                               TABLE OF CONTENTS
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         ARTICLE 11 - INDEMNIFICATION.......................................................................19
         11.1     Indemnification Based on Agreement........................................................19
         11.2     Limitation................................................................................19
         11.3     Cooperation...............................................................................19
         11.4     Notice....................................................................................19

         ARTICLE 12 - MISCELLANEOUS.........................................................................20
         12.1     Termination...............................................................................20
         12.2     Expenses..................................................................................21
         12.3     Entire Agreement..........................................................................21
         12.4     Survival of Representations and Warranties................................................21
         12.5     Counterparts..............................................................................21
         12.6     Notices...................................................................................21
         12.7     Successors and Assigns....................................................................22
         12.8     Governing Law.............................................................................22
         12.9     Waiver and Other Action...................................................................22
         12.10    Severability..............................................................................22
         12.11    Headings..................................................................................22
         12.12    Construction..............................................................................22
         12.13    Jurisdiction and Venue....................................................................22
         12.14    Enforcement...............................................................................23
         12.15    Further Assurances........................................................................23
         12.16    Equitable Remedies........................................................................23

         EXHIBIT A

         ARTICLES OF MERGER.................................................................................A-1

         EXHIBIT B

         DISCLOSURE SCHEDULES...............................................................................B-1
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


                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered effective as of June 27, 2000, by and among OUTBACK STEAKHOUSE, INC., a Delaware corporation ("OSI"), OUTBACK STEAKHOUSE OF FLORIDA, INC., a Florida corporation ("Outback"), McMAHON RESTAURANT GROUP, INC., an Arizona corporation ("McMAHON RESTAURANT GROUP, INC."), and MATTHEW J. McMAHON, an individual residing in the State of Arizona ("McMahon").

                              W I T N E S S E T H:

         WHEREAS, Outback is a wholly-owned subsidiary of OSI; and

         WHEREAS, McMahon is the sole owner of the issued and outstanding common stock of McMAHON RESTAURANT GROUP, INC., and McMahon is the sole director, President and is responsible for the day-to-day operations of McMAHON RESTAURANT GROUP, INC.; and

         WHEREAS, Outback and McMAHON RESTAURANT GROUP, INC. have entered into that certain Florida limited partnership known as Outback/Phoenix-II, Limited Partnership ("Partnership");

         WHEREAS, the Partnership operates Outback Steakhouse(R)restaurants in the State of Arizona and New Mexico; and

         WHEREAS, the Board of Directors of McMAHON RESTAURANT GROUP, INC. has approved the merger of McMAHON RESTAURANT GROUP, INC. into Outback (the "Merger") upon the terms and conditions set forth in this Agreement; and

         WHEREAS, for federal income tax purposes it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, pursuant to the Merger, McMAHON RESTAURANT GROUP, INC. will be merged with and into Outback and all of the outstanding shares of capital stock of McMAHON RESTAURANT GROUP, INC. will be converted into shares of common stock, par value $.01, of OSI (the "OSI Common Stock"); and

         WHEREAS, the parties hereto desire by this Agreement to set forth the terms and conditions upon which they are willing to consummate the Merger.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto covenant and agree as follows:




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                                   ARTICLE 1

                              PLAN OF ACQUISITION

         1.1 THE MERGER. Subject to and upon the terms and conditions contained herein, McMAHON RESTAURANT GROUP, INC. shall be merged with and into Outback, with Outback being the surviving corporation, in accordance with the Articles of Merger substantially in the form attached to this Agreement as EXHIBIT A (the "Merger Agreement"), which will be executed and delivered by OSI, Outback, and McMAHON RESTAURANT GROUP, INC. prior to the Merger. As a result of the Merger, each voting and nonvoting common share of McMAHON RESTAURANT GROUP, INC. outstanding immediately before the Effective Date (as herein defined) shall, by virtue of the Merger and without any further action being required by the holders thereof, be converted into and exchanged for Seven Hundred Forty and 04/00 (740.04) shares of OSI Common Stock.

         1.2 ADJUSTMENTS.

                  (a) Except as otherwise provided in this SECTION 1.2, the total number of shares of OSI Common Stock to be issued pursuant to the Merger shall be Seventy-four Thousand Four (74,004).

                  (b) If, between the date of this Agreement and the Closing Date or the Effective Date, as the case may be, (i) the outstanding shares of capital stock of McMAHON RESTAURANT GROUP, INC. shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, or readjustment, with a record date within such period, or a stock dividend thereon shall be declared with a record date within such period or (ii) McMAHON RESTAURANT GROUP, INC. shall have issued additional shares of its capital stock, the number of shares of OSI Common Stock received in exchange for each share of McMAHON RESTAURANT GROUP, INC.'s capital stock shall be adjusted so that the aggregate number of shares of OSI Common Stock received in exchange for all shares of McMAHON RESTAURANT GROUP, INC.'s capital stock (assuming no Dissenting Shares) remains at Seventy-four Thousand Four (74,004).

                  (c) If, between the date of this Agreement and the Closing Date or the Effective Date, as the case may be, the outstanding shares of OSI Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, or readjustment, with a record date within such period, or a stock dividend thereon shall be declared with a record date within such period, the number of shares of OSI Common Stock received in exchange for each share of capital stock of McMAHON RESTAURANT GROUP, INC. (as specified in SECTION 1.1 hereof) shall be adjusted to accurately reflect such change.

         1.3 CLOSING. The closing of the transactions contemplated by this Agreement, including the Merger (the "Closing"), shall take place at 10:00 a.m., Tampa time, at the offices of Outback on June 27, 2000, or on such date and at such other time and place as is agreed upon by the parties hereto. The day on which the Closing occurs is herein referred to as the "Closing Date". If any of the conditions to the obligations of the parties to this Agreement have not been satisfied or waived by the Closing Date, then the party to this Agreement that is unable to meet such condition or conditions shall be entitled





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to postpone the Closing by written notice to the other parties until such condition shall have been satisfied (which such party shall seek to cause to happen at the earliest practicable date) or waived, but the Closing shall occur not later than December 31, 2000, unless further extended by written agreement of the parties to this Agreement. The parties shall use their best efforts to effectuate a timely closing as provided in this SECTION 1.3.

         1.4 EXECUTION AND DELIVERY OF CLOSING DOCUMENTS. Before the Closing, each party shall cause to be prepared and at the Closing the parties shall execute and deliver each agreement and instrument required by this Agreement or the Merger Agreement to be so executed and delivered and not theretofore accomplished. At the Closing, each party also shall execute and deliver such other appropriate and customary documents as the other parties reasonably may request for the purpose of consummating the transactions contemplated by this Agreement and the Merger Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

         1.5 EXECUTION AND FILING OF MERGER DOCUMENTS. At the time of completion of the Closing, OSI, Outback, McMAHON RESTAURANT GROUP, INC. and McMahon agree to take the following actions:

                  (a) to execute and deliver all documents and certificates relating to the Merger required to be executed by them that have not already been so executed and that are required under applicable federal, state and local laws to be filed in order validly to effectuate the Merger; and

                  (b) to cause Articles of Merger to be filed with the Secretary of State of the State of Florida and the Secretary of State of the State of Arizona and a Certificate of Merger to be issued by each such officer.

         1.6 EFFECTIVENESS OF MERGER. The Merger shall become effective under the laws of Florida upon filing of the Articles of Merger with the Secretary of State of the State of Florida and the Secretary of State of the State of Arizona (the "Effective Date"). Such Effective Date shall be indicated on Certificates of Merger issued by the Secretary of State of the State of Florida and by the Secretary of State of the State of Arizona pursuant to the provisions of Sections 607.1101-607.1107 of the Florida Business Corporation Act (the "Florida Act") and the laws of the State of Arizona ("Arizona Law").

         1.7 FURTHER ASSURANCES. After the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as may reasonably be deemed necessary or advisable by any party in order to consummate the transactions contemplated by this Agreement and by the Merger Agreement, and to vest more fully in Outback the ownership of and the rights to the business and assets of McMAHON RESTAURANT GROUP, INC. as existed immediately before the Effective Date.

         1.8 CERTIFICATES. As soon as practicable after the Effective Date, OSI shall make available and each holder of capital stock of McMAHON RESTAURANT GROUP, INC. shall be entitled to receive upon surrender of stock certificates of McMAHON RESTAURANT GROUP, INC. representing McMAHON RESTAURANT GROUP, INC. capital stock for cancellation, certificates representing the number of shares of OSI Common Stock into which such shares are converted in the Merger as provided in SECTION 1.1 hereof. The OSI Common Stock into which such McMAHON RESTAURANT GROUP, INC. capital stock is converted shall be deemed issued at the Effective Date.





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         1.9 CLOSING OF TRANSFER BOOKS. At the Closing Date, the stock transfer books of McMAHON RESTAURANT GROUP, INC. shall be closed and no transfer of capital stock of McMAHON RESTAURANT GROUP, INC., shall thereafter be made.

         1.10 FRACTIONAL SHARES. No fractional shares of OSI Common Stock and no certificates or scrip therefor shall be issued. Instead, one whole share of OSI Common Stock shall be issued for each fractional share of .5 or more of one whole share and each fractional share of less than .5 of one whole share shall be disregarded.

         1.11 ACCOUNTING TREATMENT. It is the intention of the parties hereto that the Merger will be treated for financial reporting purposes as a pooling of interests.

                                   ARTICLE 2

  REPRESENTATIONS AND WARRANTIES OF MCMAHON RESTAURANT GROUP, INC. AND MCMAHON

         Each of McMAHON RESTAURANT GROUP, INC. and McMahon, jointly and severally, represent and warrant to OSI and Outback as follows:

         2.1 ORGANIZATION AND GOOD STANDING. McMAHON RESTAURANT GROUP, INC. is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona.

         2.2 POWER AND AUTHORITY. McMAHON RESTAURANT GROUP, INC. has the requisite power and authority and all material licenses and permits required by governmental authorities to own, lease and operate its properties and assets and to carry on its businesses as currently being conducted.

         2.3 FOREIGN CORPORATION. McMAHON RESTAURANT GROUP, INC. is duly qualified or licensed to do business and in good standing as a foreign corporation in every jurisdiction where the failure to so qualify could have a material adverse effect on its respective business, operations, assets or financial condition.

         2.4 AUTHORITY AND VALIDITY.

                  (a) McMAHON RESTAURANT GROUP, INC. has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Merger Agreement and the other documents executed or to be executed by McMAHON RESTAURANT GROUP, INC. in connection with this Agreement; and the execution, delivery and performance by McMAHON RESTAURANT GROUP, INC. of this Agreement, the Merger Agreement and the other documents executed or to be executed by McMAHON RESTAURANT GROUP, INC. in connection with this Agreement have been duly authorized by all necessary corporate action. The execution, delivery





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         and performance by McMAHON RESTAURANT GROUP, INC. of this Agreement, the Merger Agreement and any other documents executed or to be executed in connection with this Agreement and the consummation of the transactions provided for herein have been duly authorized and approved by the board of directors and shareholders of McMAHON RESTAURANT GROUP, INC. as required under the laws of the State of Arizona and McMAHON RESTAURANT GROUP, INC.'s corporate governance documents.

                  (b) McMahon has the power and authority to execute, deliver and perform his obligations under this Agreement and the other documents executed or to be executed by McMahon in connection with this Agreement.

         2.5 BINDING EFFECT. This Agreement, the Merger Agreement and the other documents executed or to be executed by McMAHON RESTAURANT GROUP, INC. and McMahon in connection with this Agreement have been or will have been duly executed and delivered by McMAHON RESTAURANT GROUP, INC. and McMahon, and are or will be, when executed and delivered, the legal, valid and binding obligations of each of McMAHON RESTAURANT GROUP, INC. and McMahon enforceable in accordance with their terms except that:

                  (a) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights; and

                  (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

         2.6 COMPLIANCE WITH OTHER INSTRUMENTS. Neither the execution and delivery by McMAHON RESTAURANT GROUP, INC. nor McMahon of this Agreement and the Merger Agreement, nor the consummation by them of the transactions contemplated hereby and thereby, will violate, breach, be in conflict with, or constitute a default under, or permit the termination or the acceleration of maturity of, or result in the imposition of any lien, claim or encumbrance upon any material property or asset of McMAHON RESTAURANT GROUP, INC. or McMahon pursuant to, its certificate of incorporation, bylaws, partnership agreement, operating agreement or other charter or governance document, or any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other agreement or instrument (including with customers), judgment, order, injunction or decree by which McMAHON RESTAURANT GROUP, INC. or McMahon is bound, to which either of them is a party, or to which any assets of either of them are subject; PROVIDED, HOWEVER, this SECTION 2.5 shall not apply with respect to any of the foregoing if McMAHON RESTAURANT GROUP, INC. is bound thereby, a party thereto, or its assets subject, solely by reason of its status as a partner in the Partnership.

         2.7 CAPITALIZATION OF MCMAHON RESTAURANT GROUP, INC.

                  (a) The authorized capital stock of McMAHON RESTAURANT GROUP, INC. consists of One Hundred (100) common shares. There are One Hundred (100) common shares issued and outstanding, all of which are owned by McMahon. There are no other shareholders of McMAHON RESTAURANT GROUP, INC. and no other persons with rights or options to acquire capital stock of McMAHON RESTAURANT GROUP, INC. All of the issued and outstanding shares of capital stock of McMAHON RESTAURANT GROUP, INC. have been duly authorized and validly issued and are fully paid and nonassessable. There are no shares of capital stock of McMAHON RESTAURANT GROUP, INC. held in its treasury.



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                  (b) There are no voting trusts, shareholder agreements or
         other voting arrangements to which the shareholder of McMAHON RESTAURANT GROUP, INC. is a party.

                  (c) There is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating McMAHON RESTAURANT GROUP, INC. to issue, sell, exchange or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of McMAHON RESTAURANT GROUP, INC.

         2.8 ABSENCE OF CERTAIN CHANGES. From December 31, 1999 to the Closing Date, (except solely as a result of McMAHON RESTAURANT GROUP, INC.'s status as a partner in the Partnership) McMAHON RESTAURANT GROUP, INC. has not:

                  (a) suffered any material adverse change in its business, results of operations, working capital, assets, liabilities, or condition (financial or otherwise) or the manner of conducting its business;

                  (b) suffered any material damage or destruction to or loss of its assets not covered by insurance, or any loss of suppliers or employees;

                  (c) acquired or disposed of any asset, or incurred, assumed, guaranteed, endorsed, paid or discharged any indebtedness, liability or obligation, or subjected or permitted to be subjected any material amount of assets to any lien, claim or encumbrance of any kind, except in the ordinary course of business or pursuant to agreements in force at the date of this Agreement and identified in Item 2.8(c) of the Disclosure Schedules;

                  (d) forgiven, compromised, canceled, released, waived or permitted to lapse any material rights or claims;

                  (e) entered into or terminated any lease, agreement, commitment or transaction, or agreed to or made any changes in any leases or agreements, other than transactions and commitments entered into in the ordinary course of business;

                  (f) written up, written down or written off the book value of any assets;

                  (g) declared, paid or set aside for payment any dividend or distribution with respect to its capital stock;

                  (h) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of its capital stock or securities or any rights to acquire such capital stock or securities, or agreed to changes in the terms and conditions of any such rights outstanding as of the date of this Agreement;

                  (i) except in the ordinary course of business, increased the compensation of any employee or paid any bonuses to any employee or contributed to any employee benefit plan;




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                  (j) entered into any employment, consulting, compensation or collective bargaining agreement with any person or group, except oral employment agreements which can be terminated at will; or

                  (k) entered into, adopted or amended any employee benefit plan or severance agreements.

         2.9 TAX LIABILITIES. McMAHON RESTAURANT GROUP, INC. has filed all federal, state, county, local and foreign tax returns and reports required to be filed by them by the date hereof, including those with respect to income, payroll, property, withholding, social security, unemployment, franchise, excise and sales taxes; McMAHON RESTAURANT GROUP, INC. has either paid in full all taxes that have become due as reflected on any return or report and any interest and penalties with respect thereto or have fully accrued on their books or have established adequate reserves for all taxes payable but not yet due; and have made cash deposits with appropriate governmental authorities representing estimated payments of taxes, including income taxes and employee withholding tax obligations. No extension or waiver of any statute of limitations or time within which to file any return has been granted to McMAHON RESTAURANT GROUP, INC. with respect to any tax. No unsatisfied deficiency, delinquency or default for any tax, assessment or governmental charge has been claimed, proposed or assessed against McMAHON RESTAURANT GROUP, INC. nor has McMAHON RESTAURANT GROUP, INC. received notice of any such deficiency, delinquency or default. McMAHON RESTAURANT GROUP, INC. has no reason to believe that McMAHON RESTAURANT GROUP, INC. has or may have any tax liabilities other than those reflected on the unaudited balance sheet of McMAHON RESTAURANT GROUP, INC. as of December 31, 1999, with any notes thereto, and the related unaudited statements of income for the twelve months ended December 31, 1999, together with supplemental information on McMAHON RESTAURANT GROUP, INC., each prepared and attested to by the chief financial officer of McMAHON RESTAURANT GROUP, INC. (the "Balance Sheets") and those arising in the ordinary course of business since the date thereof. With regard to the foregoing, McMAHON RESTAURANT GROUP, INC. has relied on the accuracy and completeness of the Schedule K-1 provided by the Partnership.

         McMahon shall have sole responsibility for filing all required tax returns for McMAHON RESTAURANT GROUP, INC. OSI shall assist McMahon in preparing income tax returns and shall cooperate with McMahon to the extent necessary therefor, and McMahon shall provide OSI with copies of all such returns at least fifteen (15) days prior to filing.

         2.10 NO UNDISCLOSED LIABILITIES. There are no liabilities or obligations of McMAHON RESTAURANT GROUP, INC. (other than material liabilities arising solely by reason of McMAHON RESTAURANT GROUP, INC.'s status as a partner in the Partnership) of any nature, whether absolute, accrued, contingent or otherwise, other than liabilities or obligations indicated in Items 2.10(a) and 2.10(b) of the Disclosure Schedules.

         2.11 TITLE TO PROPERTIES. McMAHON RESTAURANT GROUP, INC. has good and marketable title to the assets reflected in its books and records as being owned by it, (except as they have since been affected by transactions in the ordinary course of business and consistent with past practices) the real and personal properties reflected in the Balance Sheets (except for assets subject to financing leases required to be capitalized under generally accepted accounting principles, all of which are so reflected in the Balance Sheet or




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

notes thereto) and all assets purchased by McMAHON RESTAURANT GROUP, INC. since the date of the Balance Sheet, in each case free and clear of any lien, claim or encumbrance, except as reflected in the Balance Sheet or notes thereto and in Item 2.11 of the Disclosure Schedule and except for liens for taxes, assessments or other governmental charges not yet due and payable.

         Except for those assets acquired since the date of the Balance Sheets, all material properties and assets owned by McMAHON RESTAURANT GROUP, INC. are properly reflected on the applicable Balance Sheets and notes thereto.

         2.12 CONTRACTS. Excluding (i) contracts and commitments between Outback or OSI and McMAHON RESTAURANT GROUP, INC. or the Partnership, (ii) contracts and commitments entered into by the Partnership to which Outback or OSI is a party, (iii) contracts and commitments entered into by McMAHON RESTAURANT GROUP, INC. in the ordinary course of the Partnership's business without violation of the provisions of the Partnership Agreement, and (iv) contracts and commitments entered into with the written consent of OSI or Outback, Item 2.12 of the Disclosure Schedule is a complete and accurate list of all of the contracts and commitments (including summaries of oral contracts) to which McMAHON RESTAURANT GROUP, INC. is a party or by which McMAHON RESTAURANT GROUP, INC. is bound:

         2.13 LITIGATION AND GOVERNMENT CLAIMS. Except as indicated in Item
2.13 of the Disclosure Schedule, there is no pending suit, claim, action or litigation or administrative, arbitration or other proceeding or governmental investigation or inquiry against McMAHON RESTAURANT GROUP, INC. or the Partnership or to which any of their business or assets is subject. Except as indicated in Item 2.13 of the Disclosure Schedule, there are no such proceedings threatened or, to the best knowledge of McMAHON RESTAURANT GROUP, INC. or McMahon, contemplated or, to the best knowledge of McMAHON RESTAURANT GROUP, INC. or McMahon, any basis for any unasserted claims (whether or not the potential claimant may be aware of the claim) of any nature that might be asserted against McMAHON RESTAURANT GROUP, INC. or the Partnership.

         2.14 NO VIOLATION OF ANY INSTRUMENT. Except as indicated in Item 2.14 of the Disclosure Schedule, McMAHON RESTAURANT GROUP, INC. is not in violation of or default under nor has any event occurred that, with the lapse of time or the giving of notice or both, would constitute a violation of or default under or permit the termination or the acceleration of maturity of or result in the imposition of a lien, claim or encumbrance upon any property or asset of McMAHON RESTAURANT GROUP, INC. pursuant to, the articles or certificates of incorporation, bylaws or other chartering or governance document of McMAHON RESTAURANT GROUP, INC. or (excluding any of the following entered into by the Partnership and to which Outback or OSI is a signatory or to which Outback or OSI consented in writing or which were entered into by McMAHON RESTAURANT GROUP, INC. in the ordinary course of business without violation of the provisions of the Partnership Agreement) any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other material agreement or instrument (including with customers), judgment, order, injunction or decree to which McMAHON RESTAURANT GROUP, INC. is a party, by which McMAHON RESTAURANT GROUP, INC. is bound or to which any of the assets of McMAHON RESTAURANT GROUP, INC. are subject.

         2.15 NECESSARY APPROVALS AND CONSENTS. Other than (a) in connection with or in compliance with the laws of the States of Florida and Arizona with respect to effectuating the Merger, (b) consents required to be obtained from applicable liquor control authorities, (c) consents required to be obtained from lessors, and (d) under the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or state securities or blue sky laws, no authorization, consent, permit or license or approval of or declaration, registration or filing with, any person or governmental or regulatory authority or agency is necessary for the execution and delivery by each of McMAHON RESTAURANT GROUP, INC. and McMahon of this Agreement, the Merger Agreement and the other agreements executed or to be executed by them in connection with this Agreement, and the consummation by McMAHON RESTAURANT GROUP, INC. and McMahon of the transactions contemplated by this Agreement and the Merger Agreement, and the ownership and operation by Outback of the respective businesses and properties of McMAHON RESTAURANT GROUP, INC. after the Effective Date in substantially the same manner as now operated.

         2.16 COMPLIANCE WITH LAWS. McMahon has no actual knowledge that McMAHON RESTAURANT GROUP, INC. or the Partnership are not in compliance with any such laws applicable to their respective business, where failure to so comply would have a material adverse effect on their business, operations, properties, assets or conditions.

         2.17 ACCURACY OF INFORMATION FURNISHED. No representation or warranty by McMAHON RESTAURANT GROUP, INC. or McMahon in this Agreement nor any information in the Financial Statements or in the Disclosure Schedule contains any untrue statement of a material fact or omits to state any material fact that would make the statements herein or therein, in light of the circumstances under which they were made, false or misleading. Each of McMAHON RESTAURANT GROUP, INC. and McMahon have disclosed to OSI and Outback all facts known to them that are material to McMAHON RESTAURANT GROUP, INC.'s and the Partnership's respective businesses, operations, financial condition or prospects.

                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF MCMAHON

         In addition to the representations and warranties contained in ARTICLE 2, McMahon represents and warrants to OSI and Outback as follows:

         3.1 AUTHORITY AND VALIDITY. He has the capacity and authority to execute, deliver and perform this Agreement and all other agreements and documents he is executing or will execute in connection herewith or therewith.

         3.2 BINDING EFFECT. This Agreement and the other documents executed or to be executed by McMahon in connection with this Agreement have been or will have been duly executed and delivered by him and are or will be, when executed and delivered, his legal, valid and binding obligations enforceable in accordance with their terms except that:

                  (a) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights; and

                  (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

         3.3 OWNERSHIP. McMahon is the sole record and beneficial shareholder of McMAHON RESTAURANT GROUP, INC. and no other person has any rights (in any form) to acquire any capital stock of McMAHON RESTAURANT GROUP, INC.

         3.4 VOTING. He acknowledges that in his individual capacity as shareholder and director of McMAHON RESTAURANT GROUP, INC., he has voted in favor of the execution and delivery of this Agreement and the Merger Agreement.

         3.5 RESIDENCY. McMahon is, and has been at all times during the one year period ending on the date hereof, a resident of the State of Arizona.

         3.6 COMPLIANCE WITH OTHER INSTRUMENTS. Neither the execution and delivery by McMahon of this Agreement and the Merger Agreement, nor the consummation by him of the transactions contemplated hereby and thereby will violate, breach, be in conflict with or constitute a default under or permit the termination or the acceleration of maturity of or result in the imposition of any lien, claim or encumbrance upon any material property or asset of McMahon pursuant to any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other agreement or instrument (including with customers), judgment order, injunction or decree by which McMahon is bound, to which he is a party or to which he is subject.

                                   ARTICLE 4

               REPRESENTATIONS AND WARRANTIES OF OSI AND OUTBACK

         OSI and Outback, jointly and severally, represent and warrant to McMAHON RESTAURANT GROUP, INC. and McMahon as follows:

         4.1 ORGANIZATION AND GOOD STANDING. OSI and Outback are corporations duly organized, validly existing and in good standing under the laws of the States of Delaware and Florida, respectively.

         4.2 FOREIGN QUALIFICATION. Outback is duly qualified or licensed to do business and in good standing as a foreign corporation in Arizona and in every other jurisdiction where the failure to so qualify could have a material adverse effect on its respective business, operations, assets or financial condition.

         4.3 POWER AND AUTHORITY. OSI and Outback each have the corporate power and authority and all licenses and permits required by governmental authorities to own, lease and operate their respective properties and assets and to carry on their respective business as currently being conducted.

         4.4 AUTHORITY AND VALIDITY. OSI and Outback each have the corporate power and authority to execute, deliver and perform their respective obligations under this Agreement, the Merger Agreement and the other documents executed or to be executed by OSI and Outback in connection with this Agreement and the execution, delivery and performance by OSI and Outback of this Agreement, the Merger Agreement and the other documents executed or to be executed by OSI and Outback in connection with this Agreement have been duly authorized by all necessary corporate action.

         4.5 BINDING EFFECT. This Agreement, the Merger Agreement and the other documents executed or to be executed by OSI and Outback in connection with this Agreement have been or will have been duly executed and delivered by OSI and Outback and are or will be, when executed and delivered, the legal, valid and binding obligations of OSI and Outback, enforceable in accordance with their terms except that:

                  (a) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights; and

                  (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

         4.6 COMPLIANCE WITH OTHER INSTRUMENTS. Neither the execution and delivery by OSI and/or Outback of this Agreement, the Merger Agreement, nor the consummation by it of the transactions contemplated hereby and thereby will violate, breach, be in conflict with or constitute a default under or permit the termination or the acceleration of maturity of or result in the imposition of any lien, claim or encumbrance upon any property or asset of OSI or Outback pursuant to, the certificate of incorporation or bylaws of OSI or Outback or any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other agreement or instrument, judgment order, injunction or decree by which OSI or Outback is bound, to which it is a party or to which its assets are subject.

         4.7 CAPITALIZATION OF OSI. The authorized capital stock of OSI consists of Two Hundred Million (200,000,000) shares of Common Stock, $.01 par value and Two Million (2,000,000) shares of Preferred Stock, $.01 par value, of which approximately 78,118,843 outstanding shares of Common Stock and no shares of Preferred Stock were issued and outstanding as of June 30, 2000. All of the issued and outstanding shares of OSI Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. The shares of OSI Common Stock to be issued in exchange for McMAHON RESTAURANT GROUP, INC.'s capital stock at the Effective Date, when issued and delivered, will be duly authorized, validly issued, fully paid and nonassessable. As of the date hereof, except for (i) employee and director stock options to acquire shares of OSI Common Stock and (ii) employee stock ownership plans, there are no options, warrants or other rights, agreements or commitments outstanding obligating Outback or OSI to issue shares of its capital stock. All of the outstanding shares of capital stock of Outback are owned by OSI, free and clear of any lien or encumbrance.

         4.8 SEC REPORTS. OSI has delivered to McMAHON RESTAURANT GROUP, INC. and McMahon true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 1999; (ii) Proxy Statement used in connection with its 2000 Annual Meeting of Shareholders; (iii) 1999 Annual Report to Shareholders; (iv) all periodic reports, if any, on Form 8-K filed with the Securities and Exchange Commission since December 31, 1999 to the date hereof; and (v) all Forms 10-Q, if any, filed with the Securities and Exchange Commission since December 31, 1999 to the date hereof. Such documents and reports did not on their dates or the date of filing, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. OSI has filed all material documents required to be filed by it with the SEC and all such documents complied as to form with the applicable requirements of law. Copies of all other reports filed by OSI with the SEC from the date hereof to and including the Effective Date have been or will be delivered to McMAHON RESTAURANT GROUP, INC. and McMahon. All financial statements and schedules included in the documents referred to in this SECTION 4.8 were prepared in accordance with generally accepted accounting principles, applied on a consistent basis except as noted therein and fairly present the information purported to be shown therein.

         4.9 LITIGATION AND GOVERNMENT CLAIMS. There is no pending suit, claim, action or litigation or administrative, arbitration or other proceeding or governmental investigation or inquiry against OSI or Outback which would, severally or in the aggregate, have a material adverse effect on the business, results of operations, assets or the condition, financial or otherwise, of OSI and its subsidiaries, taken as a whole. There are no such proceedings threatened or, to the knowledge of OSI or Outback, contemplated or any unasserted claims (whether or not the potential claimant may be aware of the claim), which might, severally or in the aggregate have a material adverse effect on the business, results of operations, assets or the condition, financial or otherwise, of OSI and its subsidiaries, taken as a whole.

         4.10 NECESSARY APPROVALS AND CONSENTS. Other than (a) in connection with or in compliance with the laws of the States of Florida and Arizona with respect to effectuating the Merger, (b) consents required to be obtained from applicable liquor control authorities, (c) consents required to be obtained from lessors, and (d) under the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, or state securities or blue sky laws, no authorization, consent, permit or license or approval of or declaration, registration or filing with, any person or governmental or regulatory authority or agency is necessary for the execution and delivery by OSI and Outback of this Agreement, the Merger Agreement and the other agreements executed or to be executed by either of them in connection with this Agreement and the consummation by OSI and Outback of the transactions contemplated by this Agreement and the Merger Agreement.

         4.11 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in public filings by OSI with the Securities and Exchange Commission prior to the date hereof and the Closing Date, since December 31, 1999, there has not been any material adverse change in the financial condition, results of operations or the business, properties, assets or liabilities of Outback or OSI.

                                   ARTICLE 5

  JOINT COVENANTS OF MCMAHON RESTAURANT GROUP, INC., MCMAHON, OSI AND OUTBACK

         McMAHON RESTAURANT GROUP, INC. and McMahon, jointly and severally, on the one hand, and OSI and Outback, jointly and severally, on the other hand, covenant with each other as follows:

         5.1 NOTICE OF ANY MATERIAL CHANGE. Until the Effective Date, each of McMAHON RESTAURANT GROUP, INC., McMahon, OSI and Outback shall, promptly after the first notice or occurrence thereof but prior to the Effective Date, advise the others in writing of any event or the existence of any state of facts that:

                  (a) would make any of its representations and warranties in this Agreement untrue in any material respect; or

                  (b) would otherwise constitute a material adverse change in the business, results of operation, working capital, assets, liabilities or condition (financial or otherwise) of OSI, Outback or McMAHON RESTAURANT GROUP, INC. and their respective subsidiaries, taken as a whole. No supplement or amendment to any Disclosure Schedule shall have any effect for the purpose of determining the satisfaction of or compliance with the conditions to the obligations of the parties to consummate the Merger set forth elsewhere in this Agreement.

         5.2 COOPERATION. Until the Effective Date, each of the parties hereto shall and shall cause each of its affiliates to use its best efforts to:

                  (a) proceed promptly to make or give the necessary applications, notices, requests and filings to obtain at the earliest practicable date and, in any event, before the Closing Date, the approvals, authorizations and consents necessary to consummate the transactions contemplated by this Agreement;

                  (b) cooperate with and keep the other informed in connection with this Agreement; and

                  (c) take such actions as the other parties may reasonably request to consummate the transactions contemplated by this Agreement and use its best efforts and diligently attempt to satisfy, to the extent within its control, all conditions precedent to the obligations to close this Agreement.

         5.3 POST-CLOSING ADJUSTMENT. As soon as practicable after the Closing Date, but in no event more than forty-five (45) days thereafter, OSI shall determine and report in writing to all parties hereto:

                  (a) the amount of current assets of McMAHON RESTAURANT GROUP, INC. as of the Effective Date; and

                  (b) the amount of all liabilities of McMAHON RESTAURANT GROUP, INC. (other than liabilities specified in Item 6.2 of the McMAHON RESTAURANT GROUP, INC. Disclosure Schedule to the extent assumed by Outback) which were not paid in full prior to the Effective Date.

         Upon receipt of such report, McMahon (by notice to OSI as provided herein) shall have a period of ten (10) days in which to object in writing to any portion or item of such report. In the event no objection is timely made, OSI's report shall be final and binding on all parties. If timely objection is made, the chief financial officer of OSI and McMahon (and at the expense of McMahon) shall meet and attempt to agree on the items to which objection was made. If such persons cannot agree within thirty (30) days from the date of written objection, the items on which agreement has not been reached shall be submitted to the Tampa, Florida office of PricewaterhouseCoopers (or other agreed upon independent "Big Five" accounting firm) for a resolution of such items and whose decision shall be final and binding on all parties. The fees and expenses of PricewaterhouseCoopers (or other accounting firm) shall be paid by the non-prevailing party.

         If, as finally determined, the sum of Subsection (a) above exceeds the sum of Subsections (b) and (c), OSI shall pay such excess to McMahon within ten
(10) days of such final determination. If, as finally determined, the sum of Subsections (b) and (c) exceeds the sum of Subsection (a), McMahon shall pay such excess to OSI within ten (10) days of the final determination.

         5.4 DISTRIBUTION AND ALLOCATIONS. The parties acknowledge and agree that notwithstanding the effective date of the Merger, Outback shall be entitled to McMAHON RESTAURANT GROUP, INC.'s entire share of Partnership distributions of cash flow, and shall be allocated McMAHON RESTAURANT GROUP, INC.'s shares of profit and loss, from and after June 27, 2000.

         5.5 ADDITIONAL AGREEMENTS.

                  (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take or cause to be taken, all actions and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to the appropriate vote of the shareholders of McMAHON RESTAURANT GROUP, INC.

                  (b) In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of OSI and Outback and McMahon shall take all such necessary action.

                  (c) Neither Outback, OSI, McMAHON RESTAURANT GROUP, INC. nor McMahon shall take any action which would jeopardize the characterization of the Merger as a reorganization within the meaning of Section 368(a) of the Code or the treatment of the Merger for financial reporting purposes as a pooling of interests.

                                   ARTICLE 6

            COVENANTS OF MCMAHON RESTAURANT GROUP, INC. AND MCMAHON

         McMAHON RESTAURANT GROUP, INC. and McMahon covenant and agree with OSI as follows:

         6.1 SECURITIES LAW COMPLIANCE. McMahon represents, warrants and covenants to Outback and OSI that:

                  (a) McMahon has received all schedules and exhibits and the documents furnished to McMAHON RESTAURANT GROUP, INC. pursuant to
         SECTION 4.8;

                  (b) McMahon has had the opportunity to ask questions of and receive answers from representatives of the management of OSI concerning the terms and conditions of the transactions contemplated hereby and to obtain all additional information that OSI possesses or could acquire without unreasonable expense that is necessary to verify the accuracy of information furnished to McMahon.

                  (c) OSI and Outback have furnished him with all information requested and full access to materials concerning OSI and Outback which McMahon and/or his advisors deemed necessary to properly evaluate the Merger. Such information and access have been made available and utilized to the extent McMahon considers necessary and advisable in making an informed investment decision, and McMahon has consulted his own tax advisor and understands the evaluation of such materials may require the assistance of experts and McMahon has utilized such experts to the extent deemed necessary.

                  (d) McMahon understands that the OSI Common Stock to be received is an investment of a speculative nature and McMahon must bear the risks thereof for an indefinite period of time. McMahon has adequate means for providing for his needs, is able to bear the economic risk of the investment and has no need for liquidity in the OSI Common Stock to be received in the Merger.

                  (e) McMahon and/or his representatives or advisors who have acted with or on behalf of McMahon and who have advised McMahon in this matter have such knowledge and experience in financial and business matters that McMahon is capable of evaluating the merits and risks of the Merger for OSI Common Stock.

                  (f) McMahon is participating in the Merger solely for his account as a private investment, and McMahon has no present agreement, understanding, arrangement or intention to sell or transfer all or any portion of the shares of OSI Common Stock to be issued in the Merger to any other person or persons. McMahon does not presently intend to enter into any such agreement or undertaking and there are no present circumstances which will compel McMahon to sell any OSI Common Stock so received. McMahon will not sell or otherwise transfer the shares (except for DE MINIMIS gifts of shares) unless they are registered under the Securities Act and applicable state securities laws or, in the opinion of OSI and its counsel, an exemption from registration is available therefor.

                  (g) The investment by McMahon in OSI Common Stock pursuant to the Merger is a suitable investment for McMahon given the investment goals and objectives of McMahon.

                  (h) McMahon agrees to indemnify and hold OSI and Outback and each of their respective officers, directors and advisors harmless against all liability arising out of or in connection with any purchase, resale or distribution by McMahon of any OSI Common Stock received hereby which is effected other than in strict compliance with the terms hereof and applicable law.

                  (i) McMahon understands that the shares of OSI Common Stock to be issued in the Merger will not be registered under the Securities Act, nor any state securities laws, and such OSI Common Stock may not be sold or transferred except in compliance with such laws. Neither OSI nor Outback will have any obligation to register any such OSI Common Stock.

                  (j) McMahon understands that OSI will place an appropriate legend on the certificate representing OSI Common Stock to be received restricting the transfer of the shares and stop-transfer instructions will be given to the transfer agent for the OSI Common Stock with respect to such certificates.

                  (k) McMahon is a natural person (i) whose net worth (the excess of total assets over total liabilities), individually or jointly with his spouse, exceeds $1,000,000 (inclusive of the value of home, home furnishings and automobiles); or (ii) who had an Individual Annual Adjusted Gross Income in excess of $200,000 in each of the two most recent tax years or joint income with McMahon's spouse in excess of $300,000 in each of those years and reasonably expects to reach the same income level in the current tax year.

         6.2 PAYMENT OF LIABILITIES. McMAHON RESTAURANT GROUP, INC. and McMahon covenant and agree that all debts and liabilities of McMAHON RESTAURANT GROUP, INC. relating to periods prior to the Closing Date shall be paid or satisfied in full prior to the Effective Date, except only current liabilities and those debts and liabilities of McMAHON RESTAURANT GROUP, INC. assumed by Outback as specified in Item 6.2 of the Disclosure Schedules.

         6.3 POOLING. McMahon agrees that until such time as financial results of OSI covering at least thirty (30) days of combined operations of OSI and McMAHON RESTAURANT GROUP, INC. subsequent to the Effective Date have been published, he will not sell or otherwise dispose of any shares of OSI Common Stock held by him as of the Effective Date or any of such shares thereafter acquired by him at any time or from time to time prior to the date of such publication. OSI shall give instructions to its transfer agent and registrar, Bank of New York, Inc., with respect to the shares of OSI Common Stock issued pursuant to the Merger, to the effect that no transfer of such shares shall be effected until the date on which the requisite financial results have been published and OSI and the transfer agent may take any action, including placing an appropriate legend on the certificates, they deem necessary to enforce this provision.

                                   ARTICLE 7

                          COVENANTS OF OSI AND OUTBACK

         OSI and Outback, jointly and severally, covenant and agree with McMAHON RESTAURANT GROUP, INC. and McMahon as follows:

         7.1 EMPLOYMENT AGREEMENTS. Solely with respect to the Merger, and any consequential termination of any partnership by operation of law, Outback agrees not to elect to terminate the Employment Agreements between the Partnership, as employer, and the general managers of the Partnership's Outback Steakhouse restaurants, as employees. Outback shall succeed to all rights and obligations of the Partnership under such Employment Agreements. Nothing contained herein shall be construed as in any way limiting Outback's right to terminate any such Employment Agreement as a result of any circumstance or event other than the Merger and consequential termination of the Partnership by operation of law.

         7.2 ASSUMED LIABILITIES. OSI and Outback agree to assume and pay the liabilities specified in Item 6.2 (subject to the amount limits specified in Item 6.2 of the Disclosure Schedules) and to indemnify and hold harmless McMahon from any loss or liability therefor.

                                   ARTICLE 8

               JOINT CONDITIONS PRECEDENT TO CLOSING OBLIGATIONS

         Except as may be waived by OSI, the obligations of McMAHON RESTAURANT GROUP, INC., McMahon, OSI and Outback to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

         8.1 CONSENTS TO TRANSACTION. McMAHON RESTAURANT GROUP, INC., Outback and OSI shall have received all consents or approvals and made all applications, requests, notices and filings with, any person, governmental authority or governmental agency required to be obtained or made in connection with the consummation of the transactions contemplated by this Agreement. There shall have been obtained from all state and local governments and governmental agencies all approvals and consents necessary to enable McMAHON RESTAURANT GROUP, INC. and/or the Partnership, as applicable, to transfer their liquor licenses and permits to Outback, to enable Outback to assume such licenses and permits or to enable Outback to operate restaurants (of the kind and quality customarily operated by Outback) using such permits or licenses. Copies of all consents and approvals received by any party pursuant to this SECTION 8.1 shall be furnished to the other party.

         8.2 ABSENCE OF LITIGATION. No governmental agency or authority shall have instituted or threatened in writing to institute, any action or proceeding seeking to delay, restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement and no order, judgment or decree by any court or governmental agency or authority shall be in effect that enjoins, restrains or prohibits the same or otherwise would materially interfere with the operation of the assets and business of McMAHON RESTAURANT GROUP, INC. or the Partnership or OSI and its subsidiaries, including the surviving corporation in the Merger, after the Closing Date.

         8.3 DISSENTER'S RIGHTS. The number of shares of capital stock of McMAHON RESTAURANT GROUP, INC. for which shareholders have exercised appraisal or dissenters' rights under applicable law shall be a number which, in the sole and absolute discretion of OSI, does not jeopardize the financial reporting and accounting treatment of the Merger specified in SECTION 1.11 or is otherwise not contrary to the best interests of Outback or OSI.

                                   ARTICLE 9

     CONDITIONS PRECEDENT TO OBLIGATIONS OF MCMAHON RESTAURANT GROUP, INC.

         The obligations of McMAHON RESTAURANT GROUP, INC. and McMahon to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or before the Closing Date of each of the following conditions:

         9.1 COMPLIANCE. OSI and Outback shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants and conditions of this Agreement to be complied with or performed by OSI and Outback on or before the Closing Date.

         9.2 REPRESENTATIONS AND WARRANTIES. All of the representations and warranties made by OSI and Outback in this Agreement, and in all certificates and other documents delivered by OSI and Outback to McMAHON RESTAURANT GROUP, INC. and McMahon pursuant hereto or in connection with the transactions contemplated hereby, shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

         9.3 MATERIAL ADVERSE CHANGES. Since the date of OSI's most recent 10-Q, as filed with the Securities and Exchange Commission, through the date hereof, there shall have occurred no material adverse change in the business, properties, assets, liabilities, results of operations or condition, financial or otherwise, of OSI and Outback, taken as a whole.

                                  ARTICLE 10

             CONDITIONS PRECEDENT TO OBLIGATIONS OF OSI AND OUTBACK

         Except as may be waived by OSI and Outback, the obligations of OSI and Outback to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

         10.1 COMPLIANCE. McMAHON RESTAURANT GROUP, INC. and McMahon shall have or shall have caused to be satisfied or complied with and performed in all material respects all terms, covenants and conditions of this Agreement to be complied with or performed by any of them on or before the Closing Date.

         10.2 REPRESENTATIONS AND WARRANTIES. All of the representations and warranties made by McMAHON RESTAURANT GROUP, INC. and/or McMahon in this Agreement, the Disclosure Schedule, and in all certificates and other documents delivered by McMAHON RESTAURANT GROUP, INC. or McMahon pursuant hereto or in connection with the transactions contemplated hereby, shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

         10.3 CURRENT FINANCIAL STATUS. OSI shall have received the unaudited financial statements of McMAHON RESTAURANT GROUP, INC. as of June 27, 2000, for the month then ended.

         10.4 MATERIAL ADVERSE CHANGES. Since December 31, 1999, there shall have occurred no material adverse change in the business, properties, assets, liabilities, results of operations or condition, financial or otherwise, of McMAHON RESTAURANT GROUP, INC. or the Partnership.

                                  ARTICLE 11

                                INDEMNIFICATION

         McMahon, on the one hand, and OSI and Outback, jointly and severally, on the other hand, agree as follows:

         11.1 INDEMNIFICATION BASED ON AGREEMENT. Subject to the limitations contained in SECTION 11.2 hereof, McMahon shall indemnify and hold harmless OSI, Outback and McMAHON RESTAURANT GROUP, INC., and OSI, Outback and McMAHON RESTAURANT GROUP, INC., jointly and severally, shall indemnify and hold harmless McMahon, against any losses, claims, damages or liabilities to which such indemnified party may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any facts or circumstances that would constitute a breach by the other of any representation, warranty or covenant contained herein or in any agreement executed pursuant hereto and will reimburse any legal or other expenses reasonably incurred by any indemnified party in connection with investigating or defending any such loss, claim, damage, liability or action.

         In addition to the above, McMahon shall indemnify OSI, Outback and McMAHON RESTAURANT GROUP, INC., as provided in the first paragraph of this
SECTION 11.1, against any loss, claim, damage or liability arising out of (i) any tax liability of McMAHON RESTAURANT GROUP, INC. for any period prior to and including the Effective Date and (ii) any debt of McMAHON RESTAURANT GROUP, INC. (other than the debts specified in Item 6.2 of the Disclosure Schedule to the extent assumed by Outback), and (iii) all claims, obligations, causes of action and liabilities, of whatever kind or character, of any of McMAHON RESTAURANT GROUP, INC. which arise out of or are based upon events first occurring on or before the Effective Date, except only the liabilities assumed by Outback as specified in Item 6.2 of the Disclosure Schedule.

         11.2 LIMITATION. McMahon shall have no obligation under SECTION 11.1 to indemnify OSI, Outback or McMAHON RESTAURANT GROUP, INC. for any liability, loss, claim or damage arising out of or based upon facts or actions first occurring after the Effective Date. All obligations of indemnity (other than those relating to tax obligations of McMAHON RESTAURANT GROUP, INC. under
SECTION 11.1 above which shall continue for the period specified in SECTION 12.4(B) hereof) shall terminate two (2) years from the Closing Date; PROVIDED, HOWEVER, the obligations of indemnity shall not terminate with respect to any matter for which indemnification is claimed within two (2) years from the Closing Date.

         11.3 COOPERATION. If any claim, demand, action, suit, proceeding or investigation arising out of or pertaining to this Agreement or the transactions contemplated hereby is begun or asserted, whether begun or asserted before or after the Closing Date, the parties hereto will cooperate and use their best efforts to defend against and respond thereto.

         11.4 NOTICE. An indemnified party shall give notice to the indemnifying party or parties within ten (10) business days after actual receipt of service or summons to appear in any action begun in respect of which indemnity may be sought hereunder. Failure to so notify the indemnifying party or parties shall cause the indemnified party to be liable for any damage caused by failure to give timely notice. The indemnifying party or parties may participate at their own expense and with their counsel in the defense of such action. If the indemnifying party or parties so elect within a reasonable time after receipt of such notice, they may assume the defense of such action with counsel chosen by the indemnifying party or parties and approved by the indemnified party in such action, unless the indemnified party reasonably objects to such assumption on the ground that its counsel has advised it that there may be legal defenses available to it that are different from or in addition to those available to the indemnifying party or parties, in which case the indemnified party shall have the right to employ counsel approved by the indemnifying party or parties. If the indemnifying party or parties assume the defense of such action, the indemnifying party or parties shall not be liable for fees and expenses of counsel for the indemnified party incurred thereafter in connection with such action. In no event shall the indemnifying party or parties be liable for the fees and expenses of more than one counsel for the indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances unless, in the reasonable opinion of such counsel, there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more indemnified parties.

                                  ARTICLE 12

                                 MISCELLANEOUS

         12.1 TERMINATION. This Agreement and the transactions contemplated hereby may be terminated at any time on or before the Closing Date (notwithstanding approval by the shareholders of McMAHON RESTAURANT GROUP, INC.):

                  (a) by mutual consent of McMAHON RESTAURANT GROUP, INC. and OSI;

                  (b) by OSI if there has been a material misrepresentation or breach of warranty in the representations and warranties of McMAHON RESTAURANT GROUP, INC. or McMahon set forth herein or if there has been any material failure on the part of McMAHON RESTAURANT GROUP, INC. or McMahon to comply with their obligations hereunder;

                  (c) by McMAHON RESTAURANT GROUP, INC. if there has been a material misrepresentation or breach of warranty in the representations and warranties of OSI or Outback set forth herein or if there has been any material failure on the part of OSI or Outback to comply with their obligations hereunder;

                  (d) by either OSI, McMAHON RESTAURANT GROUP, INC. or McMahon, if the transactions contemplated by this Agreement have not been consummated by December 31, 2000, unless such failure of consummation is due to the failure of the terminating party to perform or observe the covenants, agreements and conditions hereof to be performed or observed by it at or before the Closing Date;

                  (e) by either OSI, McMAHON RESTAURANT GROUP, INC. or McMahon, if the conditions precedent to its obligations to close this Agreement have not been satisfied or waived by it at or before the Closing Date; and

                  (f) by either OSI or McMAHON RESTAURANT GROUP, INC. if the transactions contemplated hereby violate any nonappealable final order, decree or judgment of any court or governmental body or agency having competent jurisdiction.

         12.2 EXPENSES. Each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

         12.3 ENTIRE AGREEMENT. This Agreement and the exhibits and Disclosure Schedule hereto constitute and contain the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings among the parties with respect to such transactions. The parties hereto have not made any representation or warranty except as expressly set forth in this Agreement, the Merger Agreement or in any certificate or schedule delivered pursuant hereto. The obligations of any party under any agreement executed pursuant to this Agreement shall not be affected by this SECTION 12.3.

         12.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

                  (a) The representations, warranties and indemnification obligations of OSI and Outback contained herein or in any exhibit, certificate, document or instrument delivered pursuant to this Agreement shall survive the Closing for a period of two years; PROVIDED, HOWEVER, that the obligations of OSI and Outback under
         ARTICLE 11 hereof shall survive for the periods provided therein.

                  (b) Except where otherwise specifically provided in this Agreement, the representations, warranties and indemnification obligations of McMahon contained herein or in any exhibit, schedule, certificate, document or instrument delivered pursuant to this Agreement shall survive the Closing for a period of three years from the Effective Date; PROVIDED, HOWEVER, the representations and warranties contained in SECTION 2.9 (TAX LIABILITIES) shall survive the Closing for a period ending four years after the filing of McMAHON RESTAURANT GROUP, INC.'s federal income tax return for the period including the Effective Date.

         12.5 COUNTERPARTS. This Agreement may be executed in any number of identical counterparts, each of which when so executed and delivered shall be deemed an original and such counterparts together shall constitute only one original.

         12.6 NOTICES. All notices, demands, requests or other communications that may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be mailed by registered or certified mail, return receipt requested, postage prepaid or transmitted by hand delivery, recognized national overnight delivery service, telegram or telex, addressed as follows:

         If to McMAHON RESTAURANT GROUP, INC.
         or McMahon:                         McMAHON RESTAURANT GROUP, INC.
                                             26604 N. 71st Place
                                             Cave Creek, Arizona 85331
                                             Attention: Matthew J. McMahon

         If to OSI or Outback:       OUTBACK STEAKHOUSE, INC.
                                     2202 North Westshore Boulevard, 5th Floor
                                     Tampa, Florida 33607
                                     Attention: Joseph J. Kadow, General Counsel

         Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a telex) the answer back being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

         12.7 SUCCESSORS AND ASSIGNS. This Agreement and the rights, interests and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and, except as otherwise specifically provided for herein, their respective successors and assigns.

         12.8 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida without giving effect to principles of comity or conflicts of law thereof.

         12.9 WAIVER AND OTHER ACTION. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties against which enforcement of the amendment, modification or supplement is sought.

         12.10 SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance; and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         12.11 HEADINGS. All headings and captions in this Agreement are intended solely for the convenience of the parties and none shall be deemed to affect the meaning or construction of any provision hereof.

         12.12 CONSTRUCTION. All references herein to the masculine, neuter or singular shall be construed to include the masculine, feminine, neuter or plural, where applicable.

         12.13 JURISDICTION AND VENUE. The parties agree that any action brought by either party against the other in any court, whether federal or state, shall be brought within the State of Florida in the judicial circuit in which OSI has its principal place of business. Each party hereby agrees to submit to the personal jurisdiction of such courts and hereby waives all questions of personal jurisdiction or venue for the purpose of carrying out this provision, including, without limitation, the claim or defense therein that such courts constitute an inconvenient forum.

         12.14 ENFORCEMENT. In the event it is necessary for any party to retain legal counsel or institute legal proceedings to enforce the terms of this Agreement, including, without limitation, obligations upon expiration or termination, the prevailing party shall be entitled to receive from the non-prevailing party, in addition to all other remedies, all costs of such enforcement including, without limitation, attorney's fees and court costs and including appellate proceedings.

         12.15 FURTHER ASSURANCES. Each party covenants and agrees to execute and deliver, prior to or after the Merger, such further documents as may reasonably be requested by another party to fully effectuate the transactions provided for herein.

         12.16 EQUITABLE REMEDIES. The parties hereto acknowledge that a refusal by a party to consummate the transactions contemplated hereby will cause irreparable harm to the other parties, for which there may be no adequate remedy at law. A party not in default at the time of such refusal shall be entitled, in addition to other remedies at law or in equity, to specific performance of this Agreement by the party that refused to consummate the transactions contemplated hereby.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                     "OSI"

Attest:                              OUTBACK STEAKHOUSE, INC.,
                                     a Delaware corporation

By:                                  By:
  -----------------------------         --------------------------------------
    JOSEPH J. KADOW, Secretary           ROBERT D. BASHAM, President


                                     "Outback"

Attest:                              OUTBACK STEAKHOUSE OF FLORIDA, INC.,
                                     a Florida corporation


By:                                  By:
  -----------------------------         --------------------------------------
    JOSEPH J. KADOW, Secretary           ROBERT D. BASHAM, Chief Operating
                                         Officer

                                     "McMAHON RESTAURANT GROUP, INC."

Attest:                              McMAHON RESTAURANT GROUP, INC.,
                                     an Arizona corporation


By:                                  By:
  -----------------------------         --------------------------------------
  MATTHEW J. McMAHON, Secretary         MATTHEW J. McMAHON, President


Witness:                             "McMahon"



-------------------------------       ----------------------------------------
                                      MATTHEW J. McMAHON

-------------------------------